Exhibit 10.1

CONFIDENTIAL TREATMENT

SETTLEMENT AND LICENSE AGREEMENT

This Settlement and License Agreement (including Exhibits A and B, the “Agreement”) is made and entered into on April 4, 2011 (the “Execution Date”), by and between Cubist Pharmaceuticals, Inc. (“Cubist” or “Plaintiff”), and Teva Parenteral Medicines, Inc., Teva Pharmaceuticals USA, Inc. and Teva Pharmaceutical Industries Ltd. (collectively, “Teva” or “Defendants”).  Plaintiff and Defendants are referred to herein collectively as the “Parties” and separately as a “Party”.

RECITALS

A.            WHEREAS, Plaintiff owns U.S. Patent Nos. 6,468,967 (the “‘967 patent”), 6,852,689 (the “‘689 patent”) and RE 39,071 (the “‘071 patent”) (collectively, the “Patents-In-Suit”), which cover daptomycin for injection and methods of use thereof, which product Plaintiff sells in the United States of America, including its territories, possessions, commonwealths and districts (including the District of Columbia and the Commonwealth of Puerto Rico) (collectively, the “Territory”), under NDA No. 21-572 (the “Cubist NDA”);

B.            WHEREAS, Defendants have sought approval from the U.S. Food and Drug Administration (“FDA”) to market the generic daptomycin for injection product that is the subject of ANDA No. 91-039 (such ANDA, as in effect on the Execution Date, all amendments and supplements to the foregoing, the “Teva ANDA”) (such product, pursuant to the Teva ANDA, the “Teva ANDA Product”);

C.            WHEREAS, Plaintiff has prosecuted, and Defendants have defended, an action for patent infringement in the United States District Court for the District of Delaware (the “District Court”) regarding the Teva ANDA and the proposed generic product that is the subject thereof, which action is captioned Cubist Pharmaceuticals, Inc. v. Teva Parenteral Medicines, Inc. et al, Civil Action No. 09-189-GMS (the “District Court Case”);

D.            WHEREAS, the Parties are entering into this Agreement in order to avoid further litigation and associated business disruption, fees, costs and expenses;

E.             WHEREAS, this Agreement is the only consideration exchanged by or on behalf of Defendants and Plaintiff in reaching agreement to resolve the District Court Case and represents a reasonable accommodation of the litigation risks facing the Parties;

F.             WHEREAS, subject to the terms and conditions herein, Plaintiff has agreed to grant Defendants a non-exclusive license to manufacture and distribute in the Territory the Teva ANDA Product as of the date, and upon the terms, set forth in this Agreement;

G.            WHEREAS, the Plaintiff has agreed to supply the Defendants with the AG Product for resale by the Defendants throughout the Territory as an authorized distributor in the Territory of an Authorized Generic of the Cubist Product, subject to the terms and conditions set forth herein, in the Supply Agreement Terms and, if and when executed, the Supply Agreement;

*Confidential Treatment Requested.  Omitted portions filed with the Securities and Exchange Commission (the “Commission”).

H.            WHEREAS, the Parties are willing to settle the District Court Case on the terms set forth herein; and

I.              WHEREAS, as a result of this Agreement there will be an opportunity for pro-competitive generic competition for daptomycin for injection products for human use, which competition otherwise may not have existed until the expiration of the Patents-in-Suit;

NOW THEREFORE, in consideration of the promises and mutual covenants set forth herein, the sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

1.             Definitions.

1.1           “Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with, such entity.  An entity will be regarded as in control of another entity if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other entity, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other entity by any means whatsoever.

1.2           “AG Product” has the meaning set forth in Exhibit B.

1.3           “Alternate Supply Price” has the meaning set forth in Exhibit B.

1.4           “ANDA” means an Abbreviated New Drug Application as defined in the United States Federal Food, Drug and Cosmetic Act (as amended), and all applicable regulations promulgated thereunder.

1.5           “ANDA License” means the licenses, waivers and other rights granted under Sections 5 and 6 of this Agreement.

1.6           “ANDA License Start Date” means the first to occur of (a) the later of (i) the date on which there remains no claim in the ‘071 patent which has not expired or been withdrawn, canceled, revoked, disclaimed, held invalid, unenforceable or unpatentable by a final and unappealed (within the time allowed for appeals) or unappealable judgment or decision of a court or other governmental agency of competent jurisdiction, and (ii) the ANDA License Trigger Date and (b) the date on which Plaintiff, any of its Affiliates or a Third Party first commercially sells in the Territory a Generic Equivalent or an Authorized Generic (other than the AG Product sold to Defendants or their Affiliates pursuant to the Supply Agreement Terms or, if then applicable, the Supply Agreement, and any subsequent resale of such AG Product) under a license or other authorization (including any release, waiver or covenant not to sue) from Plaintiff.

1.7           “ANDA License Trigger Date” means the earliest of:

(a)           the later of (i) December 24, 2017 or (ii) if six (6) months of market exclusivity is granted pursuant to 21 USC §355a (as amended) with respect to any patent or exclusivity period covering the Cubist Product, then June 24, 2018 (such later date, the “Certain ANDA License Trigger Date”);

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

(b)           the date of a Final Court Decision in an Other Applicant Proceeding holding that all of the then-asserted claims of the Patents-In-Suit are invalid, not infringed and/or unenforceable with respect to any Generic Equivalent;

(c)           the date on which Plaintiff, any of its Affiliates or a Third Party first commercially sells in the Territory a Generic Equivalent or an Authorized Generic (other than the AG Product sold to Defendants or their Affiliates pursuant to the Supply Agreement Terms or, if then applicable, the Supply Agreement, and any subsequent resale of such AG Product) under a license or other authorization (including any release, waiver or covenant not to sue) from Plaintiff; and

(d)           the date on which no unexpired patents are listed on the Orange Book for the Cubist NDA.

1.8           “ANDA Product Source” has the meaning set forth in Exhibit B.

1.9           “Applicable Laws” means all applicable provisions of all statutes (including the Federal Food, Drug and Cosmetic Act), laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, guidance documents (including FDA guidance documents), injunctions, awards, judgments, and permits and licenses of or from governmental authorities relating to the use or regulation of the subject item.

1.10         “API” means the active pharmaceutical ingredient daptomycin.

1.11         “At Risk Launch” has the meaning set forth in Section 5.3.

1.12         “At Risk Launch Start Date” has the meaning set forth in Section 5.3.

1.13         “At Risk Period” has the meaning set forth in Section 5.3.

1.14         “Authorized Generic” means any daptomycin for injection product that contains the API, is approved for marketing in the Territory pursuant to the Cubist NDA but is not marketed under the CUBICIN trademark (or any replacement trademark therefor).  For the sake of clarity, Authorized Generic excludes the Cubist Product.

1.15         “Control” means, with respect to a Party or its Affiliates (as the case may be) and a patent, the legal authority or right (whether by ownership, license or otherwise) of such entity to grant a license or a sublicense under such patent to the other Party as set forth herein without breaching the terms of any agreement with a Third Party, without requiring the consent of a Third Party, and without requiring payment to a Third Party.

1.16         “Cubist Patents” means, collectively, (a) the Patents-In-Suit, including any reissues or reexaminations thereof; (b) any patents listed in the Orange Book for the Cubist NDA; and (c) any other patents in the Territory which are Controlled by Plaintiff or any of its Affiliates and which would, in the absence of the licenses and sublicenses granted under this Agreement, allegedly or actually be infringed by the use, sale or offering for sale by Defendants or their Affiliates of the Teva ANDA Product in the Territory, or the manufacture or having manufactured by Defendants or their Affiliates of the Teva ANDA Product in the Territory, or

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

the importation or having imported by Defendants or their Affiliates of the Teva ANDA Product into the Territory, as of the ANDA License Start Date or at any time during the License Term for the ANDA License.

1.17         “Cubist Product” means the daptomycin for injection product marketed under the CUBICIN trademark (or any replacement trademark therefor) that contains the API and that is approved for marketing in the Territory pursuant to the Cubist NDA.

1.18         “FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

1.19         “Final Court Decision” means a decision of a court from which no appeal has been or can be taken, excluding any petition for a writ of certiorari or other proceedings before the United States Supreme Court.

1.20         “Generic Equivalent” means a pharmaceutical daptomycin for injection product that is AP-rated (as such rating is used in the Orange Book as a therapeutic equivalence code) to the Cubist Product but that is not an Authorized Generic.

1.21         “GMP” means the then-current good manufacturing practice regulations promulgated by the FDA.

1.22         “License” means, with respect to Defendants as the grantee, the ANDA License, and with respect to Plaintiff as the grantee, the NDA License.

1.23         “License Term” means (a) with respect to the ANDA License, the period beginning on the ANDA License Start Date and ending on the earliest of:  (i) the expiration of the last to expire of the Cubist Patents (or, if later, the expiration date for any market exclusivity granted pursuant to 21 USC §355a (as amended) or any exclusivity granted pursuant to 21 USC 355(c)(3)(E)(iii), 21 USC 355(c)(3)(E)(iv), 21 USC 355(j)(5)(F)(iii) or 21 USC 355(j)(5)(F)(iv)), (ii) the date of a decision(s) of a court from which no appeal has been or can be taken that all of the claims of all of the Cubist Patents that (A) which would, in the absence of the licenses and sublicenses granted under this Agreement, allegedly or actually be infringed by the use, sale or offering for sale by Defendants or their Affiliates of the Teva ANDA Product in the Territory, or the manufacture or having manufactured by Defendants or their Affiliates of the Teva ANDA Product in the Territory, or the importation or having imported by Defendants or their Affiliates of the Teva ANDA Product into the Territory, or (B) cover or claim the AG Product, or the manufacture or use thereof, are invalid or unenforceable, or (iii) the termination of the ANDA License or this Agreement pursuant to Section 8.2; and (b) with respect to the NDA License, the period beginning on the Dismissal Effective Date and ending on the earliest of:  (i) the expiration of the last to expire of the Teva Patents, (ii) the date of a decision(s) of a court from which no appeal has been or can be taken that all of the claims of all of the Teva Patents are invalid or unenforceable, or  (iii) the termination of this Agreement pursuant to Section 8.2.

1.24         “NDA” means a New Drug Application.

1.25         “NDA License” means the licenses and other rights granted under Section 7.3 of this Agreement.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

1.26         “Orange Book” means the publication, Approved Drug Products with Therapeutic Equivalence Evaluations, in electronic or hard copy form, maintained by the FDA, including all supplements thereto.

1.27         “Other Applicant” means a Third Party which has filed an ANDA to seek approval for a pharmaceutical daptomycin for injection product AP-rated (as such rating is used in the Orange Book as a therapeutic equivalence code) to the Cubist Product (the relevant “Other Applicant ANDA”).

1.28         “Other Approved Applicant” means an Other Applicant which has received tentative approval of its Other Applicant ANDA from the FDA.

1.29         “Other Applicant Proceeding” means, with respect to an Other Approved Applicant, an infringement action brought by Plaintiff against such Other Approved Applicant with respect to any of the Patents-in-Suit, or a declaratory judgment action brought by such Other Approved Applicant against Plaintiff with respect to any of the Patents-in-Suit.

1.30         “Person” means any individual, partnership, association, corporation, limited liability company, trust, governmental authority or other legal person or entity.

1.31         “Releasees” means, with respect to Plaintiff, Plaintiff Releasees, and with respect to Defendants, Defendant Releasees.

1.32         “Stipulation of Dismissal” means the Stipulation of Dismissal substantially in the form attached hereto as Exhibit A.

1.33         “Supply Agreement” has the meaning set forth in Exhibit B.

1.34         “Supply Agreement Terms” has the meaning set forth in Section 13.

1.35         “Supply Start Date” has the meaning set forth in Exhibit B.

1.36         “Teva Patents” means any patents (including any reissues or reexaminations thereof) in the Territory which are Controlled by any Defendant or any of its Affiliates and which would, in the absence of the licenses and sublicenses granted under this Agreement, allegedly or actually be infringed by the use, sale or offering for sale by Plaintiff of the Cubist Product or the AG Product in the Territory, or the manufacture or having manufactured by Plaintiff or its Affiliates of the Cubist Product or the AG Product in the Territory, or the importation or having imported by Plaintiff or its Affiliates of the Cubist Product or the AG Product into the Territory, as of the Dismissal Effective Date or at any time during the relevant License Term.

1.37         “Third Party” means any Person other than any Party or its Affiliates.

1.38         “Trademark” means the trademark CUBICIN and any other trademark, service mark, corporate name or logo owned or controlled by Plaintiff and used in connection with the sale or distribution of daptomycin for injection products in the Territory.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

2.             Dismissal Process.

2.1           Regulatory Review.

(a)           Within three (3) business days after the Execution Date, the Parties shall each submit this Agreement to the U.S. Federal Trade Commission (“FTC”) and U.S. Department of Justice (the “DOJ”) pursuant to Section 1112 of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003.  The Parties shall promptly in good faith coordinate the foregoing submissions and shall respond promptly in good faith to any requests for additional information made by either of such agencies.  Each Party reserves the right to communicate with the FTC and/or the DOJ regarding such filings as it believes appropriate, and each Party will keep the other reasonably informed of such communications.

(b)           If the DOJ, FTC or any other state or federal agency objects to, responds to or otherwise comments in writing on this Agreement as submitted to the FTC and DOJ pursuant to Section 2.1(a), the Parties shall use commercially reasonable efforts to address such objection, response or comments as the Parties may mutually agree; provided, that neither Party is obligated to take any action or otherwise agree to any change to the rights and obligations of such Party under this Agreement.

2.2           Dismissal of Litigation.  Within three (3) business days after the submission of this Agreement to the FTC and DOJ pursuant to Section 2.1(a), the Parties shall file with the District Court a signed copy of the Stipulation of Dismissal.  The date upon which the District Court dismisses the District Court Case pursuant to the Stipulation of Dismissal shall be referred to herein as the “Dismissal Effective Date”.

3.             Released Claims.

3.1           By Defendants.  Consistent with the representations, warranties and covenants made in this Agreement, as of the Dismissal Effective Date, Defendants and each of their respective current and future parents, subsidiaries, Affiliates, predecessors, divisions, general partners, limited partners, successors and assigns (collectively, the “Defendant Releasees”), hereby fully, finally and forever release, relinquish, acquit and discharge Plaintiff and each of its current and future parents, subsidiaries, Affiliates, predecessors, divisions, general partners, limited partners, successors and assigns (collectively, the “Plaintiff Releasees”) of and from, and covenant not to sue, not to assign to any other person or entity a right to sue, and not to authorize any other person or entity to sue, any Plaintiff Releasee for, the claims, counterclaims and demands that were or could have been asserted in the District Court Case and any damages or other remedies flowing therefrom; provided, however, that the foregoing release in this Section 3.1 will not apply to any claims that arise from or relate to any breach of any representation, warranty, obligation or other term or condition of this Agreement.

3.2           By Plaintiff.  Consistent with the representations, warranties and covenants made in this Agreement, as of the Dismissal Effective Date, Plaintiff and each of the other Plaintiff Releasees, hereby fully, finally and forever release, relinquish, acquit and discharge each of the Defendant Releasees of and from, and covenant not to sue, not to assign to any other person or entity a right to sue, and not to authorize any other person or entity to sue,

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

any Defendant Releasee for, the claims, counterclaims and demands that were or could have been asserted in the District Court Case and any damages or other remedies flowing therefrom; provided, however, that the foregoing release in this Section 3.2 will not apply to any claims that arise from or relate to any breach of any representation, warranty, obligation or other term or condition of this Agreement.

3.3           California Civil Code; Transfers.  Each Party hereby expressly waives any and all provisions, rights and benefits conferred by §1542 of the California Civil Code, or by any law of the United States or principle of common law that is similar, comparable or equivalent to §1542 of the California Civil Code, with respect to the matters released in this Section 3.  Each Party represents, warrants and covenants that it has not heretofore assigned or transferred, and will not assign or otherwise transfer, to any Person any matters released by such Party in this Section 3, and such Party agrees to indemnify and hold harmless the other Party and its Releasees from and against all such released matters arising from any such alleged or actual assignment or transfer.

4.             Admissions and Covenant.

4.1           Effective as of the Dismissal Effective Date, each Defendant for itself and its Affiliates hereby:

(a)           admits that the Patents-In-Suit are each valid and enforceable in the District Court Case and in any other or future cause of action, litigation or proceeding in the Territory and as applied to the Teva ANDA Product in the Territory; provided, however, that Plaintiff shall not rely on such admission in any cause of action, litigation or proceeding in connection with products other than the Teva ANDA Product or outside of the Territory;

(b)           admits that, other than in accordance with a license or other authorization from Plaintiff, the Patents-In-Suit would be infringed by the making, using, sale, offer to sell in, or importation into, the Territory of any Teva ANDA Product, and agrees that Defendants and their Affiliates will not make, sell, use or offer to sell in the Territory, or import into the Territory, any Teva ANDA Product other than in accordance with this Agreement; and

(c)           agrees and covenants that Defendants and their Affiliates shall not directly or indirectly challenge or contest and not assist others, directly or indirectly, to challenge or contest, in any litigation or proceeding, (i) the validity or enforceability of any of the Patents-In-Suit as applied to the Teva ANDA Product in the Territory (provided, however, that Plaintiff shall not rely on such agreements in any cause of action, litigation or proceeding (A) in connection with products other than the Teva ANDA Product, or (B) outside the Territory), or (ii) the infringement of any of the Patents-In-Suit by the making, use, sale, offer to sell or importation of the Teva ANDA Product, except as the relevant Defendant or such Affiliate may be compelled to respond to legal process in litigation or proceedings initiated by a Third Party without any assistance or encouragement from Defendants or any of their Affiliates.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

5.             ANDA License.

5.1           Teva ANDA Product; AG Product.

(a)           Effective on and after the ANDA License Start Date, Plaintiff, on behalf of itself and its Affiliates, grants to Defendants and their Affiliates a non-exclusive, royalty-free license, without the right to sublicense (except as set forth below in Section 5.1(b)), under the Cubist Patents (i) to use, sell and offer to sell the Teva ANDA Product (and, for clarity, the API therefor) in the Territory, (ii) to manufacture or have manufactured the Teva ANDA Product (and, for clarity, the API therefor) in the Territory, and (iii) to import and have imported into the Territory the Teva ANDA Product (and, for clarity, the API therefor); provided that (A) subject to the Supply Agreement Terms or, if then applicable, the Supply Agreement, Teva shall be permitted to exercise such rights to manufacture, have manufactured, import and, have imported the Teva ANDA Product (and, for clarity, the API therefor) for a reasonable period of time (not to exceed three (3) months) prior to the ANDA License Start Date to enable Teva to launch the Teva ANDA Product on the ANDA License Start Date, (B) two (2) days before the ANDA License Trigger Date, Defendants may inform potential customers of the upcoming availability of the Teva ANDA Product or AG Product as of the ANDA License Trigger Date, solicit non-binding orders from customers or offer to sell Teva ANDA Product or AG Product and engaging customers and potential customers in non-binding pricing or non-binding contracting activities, and (C) Defendants may, prior to the ANDA License Trigger Date, in response to questions solely initiated by potential customers, without any assistance or encouragement from any Defendant or any of its Affiliates, reply to such questions by informing such customers of the ANDA License Trigger Date.  Nothing in clause (iii) shall be deemed to grant Defendants or their Affiliates or sublicensees any rights under any intellectual property of Plaintiff or its Affiliates outside the Territory.

(b)           Defendants and their Affiliates may grant sublicenses under the licenses granted pursuant to Section 5.1(a):  (i) solely to manufacture in the Territory and import into the Territory the Teva ANDA Product for Defendants and their Affiliates in accordance with all of the terms and conditions hereof (including the Supply Agreement Terms or, if then applicable, the Supply Agreement), and (ii) to permit the distribution and use of the Teva ANDA Product anywhere in the Territory, to the wholesalers, distributors and customers of Defendants and their Affiliates during the License Term of the ANDA License.  Defendants shall not otherwise have any right to sublicense, transfer or assign any of their rights under the ANDA License, except to the extent expressly permitted under Section 14.5.

(c)           Plaintiff and Defendants acknowledge and agree that the use,  offering for sale and sale of the AG Product in the Territory by Defendants in accordance with the terms of this Agreement as an Authorized Generic does not require a license from Plaintiff under any of Plaintiff’s intellectual property, including the Cubist Patents (except to the extent set forth in Section 7.1(a)).  Plaintiff agrees not to take any action, or to support any Third Party in taking any action, under any intellectual property rights, to limit or prevent Defendants from using, offering for sale or selling in the Territory the AG Product supplied by Plaintiff as and to the extent permitted hereunder.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

5.2           Regulatory Waiver.  Plaintiff, on behalf of itself and its Affiliates, grants solely to Defendants and their Affiliates a waiver under any regulatory exclusivities (including any pediatric exclusivities) in the Territory controlled by Plaintiff or any of its Affiliates that apply to the Cubist Product or the Cubist NDA, solely as necessary for Defendants to secure final approval by the FDA of the Teva ANDA and to exercise all rights licensed or granted to it under Section 5.1.  The waiver in this Section 5.2 will become effective reasonably in advance of the license granted in Section 5.1 in order to permit Plaintiff to obtain necessary regulatory approvals as of the start of such license.  As Defendants may reasonably request, Plaintiff will submit reasonable documentation to the FDA confirming the waiver of such regulatory exclusivities and the granting of the license pursuant to Section 5.1.  Notwithstanding anything to the contrary herein but subject to the Supply Agreement Terms or, if then applicable, the Supply Agreement, Plaintiff and its Affiliates grant no rights to Defendants and their Affiliates under the Cubist NDA.

5.3           At Risk Launch.

(a)           In the event that a Third Party commences sale in the Territory of a Generic Equivalent or an Authorized Generic is sold in the Territory in each case before the occurrence of the ANDA License Start Date (such commencement of sales is an “At Risk Launch”), Defendants may, subject to Section 5.3(b), sell and offer to sell in the Territory the AG Product supplied to Defendants pursuant to the Supply Agreement Terms or, if then applicable, the Supply Agreement, during the period commencing on the At Risk Launch Start Date and ending upon the earlier of (i) three (3) days after the date when Plaintiff notifies Defendants that Plaintiff has obtained a court order requiring the relevant Third Party to stop its sale of the unauthorized Generic Equivalent or other relief sufficient to stop further sales of the unauthorized Generic Equivalent or (ii) the occurrence of the ANDA License Start Date (an “At Risk Period”), but only if at least one of the conditions listed below is met: either (1) the Third Party engaging in the At Risk Launch obtains a district court decision adverse to all then-asserted claims of all of the Patents-in-Suit on infringement and/or validity issues prior to the ANDA License Start Date, whether following a preliminary injunction motion, summary judgment motion or after trial, or (2) upon the At-Risk Launch, if both (A) Plaintiff fails to move for a preliminary injunction or to seek other equitable relief to stop such At Risk Launch within ten (10) days after such At-Risk Launch, and (B) Plaintiff fails to obtain a preliminary injunction or other equitable relief to stop such At Risk Launch within thirty (30) days after such At-Risk Launch.  The “At Risk Launch Start Date” means, with respect to an At Risk Launch, the date of such At Risk Launch or, if later, the date on which condition (2) is met.

(b)           In the event that a Defendant or any of its Affiliates, during any At Risk Period sells or offers to sell the AG Product in the Territory, then the “At Risk Period Alternate Provisions” section in the Supply Agreement Terms (or the comparable provisions in the Supply Agreement, if the Supply Agreement is then-applicable) shall apply.  The Parties understand and agree that the Alternate Supply Price shall be paid in accordance with the relevant provisions of the Supply Agreement Terms (or the comparable provisions in the Supply Agreement, if the Supply Agreement is then-applicable).  For avoidance of doubt, (i) the COGS-Based Price portion of the Supply Price shall be due and payable by Teva to Plaintiff as provided in the Supply Agreement Terms (or the Supply Agreement, if the Supply Agreement is then-applicable) for any AG Product sold by Plaintiff to Teva or any of its Affiliates whether such AG

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

Product is intended for resale by Teva during the At-Risk Period or otherwise, (ii) the Alternate Additional Payment shall only be due and payable on those units of AG Products sold by Plaintiff to Teva or any of its Affiliates for resale by Teva or any of its Affiliates during the At Risk Period and resold by Teva or any of its Affiliates to Third Parties during the At Risk Period, (iii) the Additional Payment shall be due and payable on those units (if any) of AG Products sold by Plaintiff to Teva or any of its Affiliates for resale by Teva or any of its Affiliates during the At Risk Period and resold by Teva or any of its Affiliates to Third Parties during the License Term for the ANDA License, and (iv) other than the payments of the COGS-Based Price, Alternate Additional Payment and Additional Payment as and when required under this Section 5.3(b), (A) Plaintiff shall not be entitled to, and will not seek or threaten to seek, any other payment, recovery or remedy (including legal or equitable remedies from any court or governmental agency, authority or body) in connection with the sale or offer for sale of the AG Product during any At Risk Period and (B) without limiting the foregoing, Plaintiff (for itself and its Affiliates) will not sue, assert any claim or counterclaim against, or otherwise participate in any action or proceeding against Teva or any of its Affiliates, or any of their customers, suppliers, importers, manufacturers or distributors, or any predecessors, successors, Affiliates, assigns, agents, officers, directors, insurers, attorneys, employees or representatives of any of the foregoing, or cause, support or authorize any Person to do any of the foregoing, in any such case claiming or otherwise asserting that any of the activities described in Section 5.3(a) infringes any United States or foreign patents or patent applications owned, in-licensed or otherwise controlled currently or in the future by Cubist or any of its Affiliates.

5.4           No Interference But No Consent For FDA Approval.  Subject to Defendants’ compliance with the terms of this Agreement and excluding any actions based on reasonable safety or efficacy concerns or required by law, Plaintiff shall not, after the Dismissal Effective Date, (a) delete, remove or cancel the Cubist NDA or any National Drug Codes or any other relevant codes for the Cubist Product from the National Drug Data File maintained by First Databank for the Territory, or from any other pricing database in the Territory, as long as Defendants and their Affiliates continue to sell the Teva ANDA Product in the Territory; or (b) take any action before the FDA to prevent the manufacture, use, sale or offering for sale of the Teva ANDA Product in the Territory, or importation of the Teva ANDA Product into the Territory, as of the ANDA License Start Date.  Nothing in this Agreement shall be interpreted as Plaintiff’s consenting to approval from the FDA or any other applicable regulatory authority for Defendants to manufacture, use, sell or offer to sell the Teva ANDA Product in the Territory, or to import the Teva ANDA Product into the Territory, except as expressly provided herein.

5.5           Acknowledgement.  Defendants acknowledge, on behalf of themselves and their Affiliates, that, notwithstanding the definition of the ANDA License Start Date, Defendants might not be able to legally exploit the ANDA License with respect to the Teva ANDA Product for various reasons, including exclusivity granted by the FDA to Third Parties, lack of regulatory approval for the Teva ANDA by the FDA or blocking intellectual property rights owned or controlled by a Third Party.

5.6           Transfer of Rights.  To the extent Plaintiff or any of its Affiliates assigns, licenses, sublicenses or otherwise transfers (by any means) to any Third Party any right, title or interest in or to the Cubist Patents or any regulatory exclusivities with respect to the Cubist NDA

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

after the Dismissal Effective Date, Plaintiff or such Affiliate will make such assignment, license, sublicense or other transfer subject to the ANDA License and this Agreement, as applicable.

5.7           Supply and Manufacturing.  Teva agrees that, notwithstanding anything to the contrary herein, it shall have no right under this Agreement to manufacture, have manufactured, import or have imported the Teva ANDA Product, or to exercise the other rights in Section 5.1, except as permitted under the Supply Agreement Terms or, if then applicable, the Supply Agreement.  For avoidance of doubt, Teva shall have no obligation to purchase a minimum quantity, or any quantity, of AG Product from Plaintiff, nor any obligation to commercialize any AG Product under this Agreement, the Supply Agreement Terms or, if then applicable, the Supply Agreement.

6.             Notice and ANDA License Start Date.

6.1           Each Party shall notify the other Party as soon as practicable of the expected or actual occurrence of the ANDA License Start Date, to the extent such Party has knowledge of such occurrence, and Defendants shall notify Plaintiff as soon as practicable of a commercial launch of the Teva ANDA Product in the Territory.

6.2           Except to the extent expressly permitted by Section 5.1 and Section 5.3 or by the Supply Agreement Terms or, if then applicable, the Supply Agreement, (a) nothing herein shall grant, nor be construed as granting, Defendants or any of their Affiliates, any right to manufacture, use, sell or offer to sell the Teva ANDA Product, any other Generic Equivalent, any Authorized Generic or API in the Territory, or to import the Teva ANDA Product, any other Generic Equivalent, any Authorized Generic or API into the Territory, prior to the ANDA License Start Date, and (b) Defendants and their Affiliates shall not manufacture, use, sell or offer to sell the Teva ANDA Product or any Authorized Generic (or, for clarity, the API therefor) in the Territory, or import the Teva ANDA Product or any Authorized Generic (or, for clarity, the API therefor) into the Territory, prior to the ANDA License Start Date.

7.             Plaintiff’s Rights.

7.1           Retained Rights.  Except for the ANDA License, the Supply Agreement Terms, or, if applicable, the Supply Agreement, nothing herein shall be construed as granting or conveying to Defendants any license, sublicense or other right to any of Plaintiff’s or any of its Affiliates’ intellectual property or regulatory exclusivities or approvals held by Plaintiff or its Affiliates.  For the sake of clarity, this Agreement does not grant to Defendants or their Affiliates (a) any right to use any of Plaintiff’s or its Affiliates’ corporate names, logos or trademarks (including the Trademark) inside or outside the Territory (other than the Cubist corporate name, to the extent included (i) on the packaging, labeling and other documentation for the AG Product as supplied pursuant to the Supply Agreement Terms or, if then applicable, the Supply Agreement, or (ii) on packaging, labeling and other documentation for the Teva ANDA Product if and as required by Applicable Laws), nor (b) any rights under any patents, supplementary protection certificates or other intellectual property outside the Territory.

7.2           Third Party Licenses.  Each Defendant hereby acknowledges that Plaintiff’s retained rights include the right to grant non-exclusive sublicenses to its Affiliates or

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

Third Parties under the Cubist Patents to manufacture, have manufactured, use, sell or offer for sale the Cubist Product or Generic Equivalents in the Territory, or to import the Cubist Product or Generic Equivalents into the Territory.

7.3           License to Plaintiff.

(a)           Effective on and after the Dismissal Effective Date, each Defendant, on behalf of itself and its Affiliates, hereby grants to Plaintiff and its Affiliates a non-exclusive, royalty-free license, without the right to sublicense (except as set forth below in Section 7.3(b)), under the Teva Patents (i) to use, sell and offer to sell the Cubist Product and AG Product (and, for clarity, the API therefor) in the Territory, (ii) to manufacture or have manufactured the Cubist Product and AG Product (and, for clarity, the API therefor) in the Territory, and (iii) to import and have imported, into the Territory the Cubist Product and AG Product (and, for clarity, the API therefor).

(b)           The NDA License includes the right to grant sublicenses (i) solely to manufacture in the Territory and import into the Territory the Cubist Product and AG Product for Plaintiff and its Affiliates in accordance with all of the terms and conditions hereof, and (ii) to the extent necessary to permit the distribution and use of the Cubist Product anywhere in the Territory, to the wholesalers, distributors and customers of Plaintiff and its Affiliates.  Plaintiff and its Affiliates shall not otherwise have any right to sublicense, transfer or assign any of its rights under this license, except to the extent expressly permitted under Section 14.5.

(c)           To the extent any Defendant or any of its Affiliates assigns, licenses, sublicenses or otherwise transfers (by any means) to any Third Party any right, title or interest in or to the Teva Patents after the Dismissal Effective Date, such Defendant or its Affiliate will make such assignment, license, sublicense or other transfer subject to the NDA License and this Agreement, as applicable.

(d)           As Plaintiff may reasonably request, Defendants will submit reasonable documentation to the FDA confirming the granting of the NDA License.

8.             Term and Termination.

8.1           Expiration.  Unless earlier terminated in accordance with the terms hereof, the term of this Agreement shall extend until, and expire upon, the end of the last License Term.

8.2           Termination.

(a)           Breach.  A Party (the “Non-breaching Party”) may terminate this Agreement in the event of a material breach of any provision of this Agreement by such other Party that remains uncured for thirty (30) days after the Non-breaching Party specifies in reasonable detail in writing the nature of the breach and demands its cure; provided, however, that if a Defendant or any of its Affiliates (i) uses, sells, offers for sale, markets or promotes the Teva ANDA Product or the AG Product in the Territory prior to the ANDA License Start Date (including by making introductory announcements with respect to the Teva ANDA Product or the AG Product, by making potential customers aware of the upcoming availability of the Teva

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

ANDA Product or the AG Product or by issuing to the public or to potential customers product catalogs or other materials which list the Teva ANDA Product or the AG Product, unless otherwise required by Applicable Law or permitted in Section 5.1(a)) or (ii) manufactures or has manufactured the Teva ANDA Product in the Territory, or imports or has imported the Teva ANDA Product into the Territory, before such activities are permitted herein or under the Supply Agreement Terms or, if then applicable, the Supply Agreement, in either case (that is, in the case of the foregoing clauses “(i)” or “(ii)”), such occurrence shall constitute an immediate material breach by Defendants of this Agreement and Plaintiff may elect to terminate the ANDA License or this Agreement immediately upon notice to Defendants and Defendants shall have no opportunity to cure.

(b)           Challenge.  Plaintiff may terminate the ANDA License upon written notice to the Defendants if any Defendant or any of its Affiliates challenges or contests, or assists others, directly or indirectly, to challenge or contest the validity or enforceability of any of the Cubist Patents in any litigation or proceeding to the extent relating to the Teva ANDA Product, except as such Defendant or such Affiliate may be compelled to respond to legal process in litigation or proceedings initiated by a Third Party without any assistance or encouragement from any Defendant or any of its Affiliates.  Defendants may terminate the NDA License upon written notice to Plaintiff if Plaintiff or any of its Affiliates challenges or contests, or assists others, directly or indirectly, to challenge or contest, in any litigation or proceeding to the extent relating to the Cubist Product, the validity or enforceability of any of the Teva Patents, except as Plaintiff or such Affiliate may be compelled to respond to legal process in litigation or proceedings initiated by a Third Party without any assistance or encouragement from Plaintiff or any of its Affiliates.

8.3           Accrued Obligations; Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.  Any expiration or early termination of this Agreement or the ANDA License shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to such expiration or termination.  The provisions of Sections 1, 2, 3, 8.3, 9, 10, 11 and 14 of this Agreement shall survive any expiration or termination of this Agreement.  Upon the termination of the ANDA License as provided in Section 8.2, the ANDA License shall terminate but the remainder of this Agreement shall remain in full force and effect.

9.             Confidentiality.  For the sake of clarity, neither Party shall have any obligation to keep the terms of this Agreement confidential; provided, however, that each Party shall maintain as confidential the Supply Agreement Terms and shall not use the Supply Agreement Terms except to fulfill its obligations or exercise its rights under this Agreement or the Supply Agreement, except (a) subject to the consent of the other Party, such consent not be unreasonably withheld or delayed, each Party may issue a press release announcing the entry into an arrangement pursuant to which Defendants may buy from Plaintiff, and Plaintiff may sell to Defendants, an Authorized Generic with undisclosed financial terms; provided, that, Teva hereby consents to the issuance by Cubist of the press release attached hereto as Exhibit C; (b) each Party may disclose the Supply Agreement Terms to the extent required by Applicable Law (including with respect to any SEC filing); (c) each Party may disclose such terms to its Affiliates, and its or its Affiliates’ employees, contractors, consultants or agents, to the extent necessary for such Party to fulfill its obligations under the Supply Agreement Terms or the

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

Supply Agreement, and provided that such recipient is bound to keep such information confidential and to not use such information for any other purpose; (d) each Party may disclose such terms to any actual or potential director, acquirer, investor or financing source, provided that such recipient is bound to keep such information confidential and to not use such information for any other purpose; (e) Cubist may disclose such terms to any Person to whom Cubist directly or indirectly owes reporting obligations with respect to such information, including its licensors or assignees of any of the Cubist Patents and those Persons holding an interest in the royalty stream with respect to the AG Product, to the extent required for Cubist to comply with its obligations to such Persons; (f) each Party may subsequently further publicize any information (i) properly disclosed by a Party pursuant to clauses (a) or (b), or (ii) publicly disclosed by the other Party; and (g) each Party may answer questions about the Supply Agreement Terms or Supply Agreement from analysts, stockholders and the like by describing the Supply Agreement Terms or Supply Agreement generally and without revealing any financial terms therein (other than those (i) properly disclosed by a Party pursuant to clauses (a) or (b), or (ii) publicly disclosed by the other Party).

10.           Representations and Warranties.

10.1         Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party that:  (a) such Party has approved the execution of this Agreement; (b) such Party has the full right and power to enter into this Agreement and to grant the licenses and other rights granted by it hereunder, and there are no other Persons (other than as set forth in Section 2) whose consent to or joinder in this Agreement is necessary to make fully effective those provisions of this Agreement that obligate, burden or bind either of the Parties; (c) the individual executing this Agreement on behalf of such Party is authorized to execute this Agreement; (d) when so executed by such Party, this Agreement shall constitute a valid and binding obligation of such Party, enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally; (e) the execution and delivery by such Party of this Agreement and the performance of its obligations hereunder do not conflict with any agreement, instrument or understanding, oral or written, to which such Party is bound; and (f) the releases, discharges, admissions and covenants set forth in this Agreement, including the grant of licenses and other rights, are the sole consideration being exchanged by or on behalf of the Parties in connection with this Agreement and no other form of compensation or other accommodation has been made between the Parties.

10.2         Teva ANDA Product Representations and Warranties.  Each Defendant represents and warrants to Plaintiff that the Teva ANDA Product used, sold, offered for sale or imported by Defendants will be manufactured, stored, shipped, handled and marketed by it and its designees in accordance with GMP and all Applicable Laws.

10.3         Cubist Representations and Warranties.  Plaintiff represents and warrants to the Defendants that the Cubist Product used, sold, offered for sale or imported by Plaintiff will be manufactured, stored, shipped, handled and marketed by it and its designees in accordance with GMP and all Applicable Laws.  Plaintiff further represents and warrants to the Defendants that Plaintiff is the sole assignee and owner of all right, title and interest in and to the Patents-In-Suit.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

10.4         Disclaimer of Warranties.  Except for those warranties set forth in Sections 3.3, 10.1, 10.2 or 10.3 or the Supply Agreement Terms, neither Party makes any warranty, written, oral, express or implied, with respect to this Agreement.  ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY BOTH PARTIES.

11.           Indemnities.

11.1         Indemnity by Defendants.  Defendants will indemnify and hold harmless Plaintiff, its Affiliates and its or its Affiliates’ officers, directors, employees and agents from and against any loss, damage, liability or expense in connection with any and all actions, suits, claims, demands or prosecutions that may be brought or instituted against Plaintiff or such other indemnitees by Third Parties (including governmental authorities) to the extent based on or relating to (a) any breach by a Defendant of this Agreement; or (b) manufacturing, selling or offering to sell of the Teva ANDA Product, including any claim for personal injury, property damage, compensatory damages or punitive damages.  Notwithstanding the foregoing, Defendants shall have no obligation under this Agreement to provide any indemnification for any loss, damage, liability or expense in connection with any actions, suits, claims, demands or prosecutions that may be brought or instituted against Plaintiff or such other indemnitees by Third Parties (including governmental authorities) to the extent based on or relating to any breach of the duty to warn.

11.2         Indemnity by Plaintiff.  Plaintiff will indemnify and hold harmless Defendants, their Affiliates and their or their Affiliates’ officers, directors, employees and agents from and against any loss, damage, liability or expense in connection with any and all actions, suits, claims, demands, or prosecutions that may be brought or instituted against Defendants or such other indemnitees by Third Parties (including governmental authorities) to the extent based on or relating to (a) any breach by Plaintiff of this Agreement; or (b) manufacturing, selling or offering to sell by Plaintiff of the Cubist Product, including any claim for personal injury, property damage, compensatory damages or punitive damages.  Notwithstanding the foregoing, Plaintiff shall have no obligation under this Agreement to provide any indemnification for any loss, damage, liability or expense in connection with any actions, suits, claims, demands or prosecutions that may be brought or instituted against any Defendant or any such other indemnitees by Third Parties (including governmental authorities) to the extent based on or relating to any breach of the duty to warn.

11.3         Control of Litigation.  A Person seeking indemnification under this Agreement shall provide prompt written notice to the indemnifying Party (and, in any event, within five (5) business days) of the assertion of any claim against such Party as to which indemnity is to be requested hereunder; provided, however, that any delay or failure to provide such notice shall not relieve the indemnifying Party of its indemnity obligations unless, and solely to the extent that, such delay or failure to notify materially prejudices the indemnifying Party’s ability to defend such claims.  The indemnifying Party shall have sole control over, and shall assume all expenses with respect to, the defense, settlement, adjustment or compromise of any claim as to which this Section 11 requires it to indemnify the other, provided that:  (a) the indemnified Person may, if it so desires, employ counsel at its own expense to participate and

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

assist in the handling of such claim; and (b) the indemnifying Party shall obtain the prior written approval of the indemnified Person, which shall not be unreasonably withheld, before entering into any settlement, adjustment or compromise of such claim or ceasing to defend against such claim if doing so would:  (i) impose an injunction and/or any financial obligations upon the indemnified Person; or (ii) result in an admission of wrongdoing by the indemnified Person.

12.           Limitation of Liability.  EXCEPT WITH RESPECT TO THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT, OR AS A RESULT OF A BREACH OF SECTION 9, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOSS OF USE OR PROFITS OR OTHER COLLATERAL, SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, EACH PARTY SHALL BE ENTITLED TO CLAIM AND SEEK LOSS OF USE OR PROFITS OR OTHER COLLATERAL, SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES AS A RESULT OF OTHER PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT IN CONNECTION WITH THIS AGREEMENT.

13.           Supply Agreement Terms.  Solely pursuant to this Agreement (including Section 5.7), and solely according to the terms set forth in the Supply Agreement Terms attached hereto as Exhibit B (the “Supply Agreement Terms”) or, if then applicable, the Supply Agreement, Plaintiff shall supply, and Defendants and their Affiliates shall purchase, the AG Product (as defined in Exhibit B) solely for resale in the Territory.

14.           General Provisions.

14.1         Notice.  Any notice required or permitted to be given or sent under this Agreement shall be hand delivered or delivered by overnight delivery with a reputable overnight delivery service, to the receiving Party at the addresses indicated below.

If to Plaintiff, to:	Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, MA, 02421 USA
Attention: General Counsel

With a copy to:	WilmerHale LLP
60 State Street
Boston, Massachusetts 02109
Attention: Lisa Pirozzolo, Esq.

If to Defendants, to:	Teva Pharmaceuticals USA, Inc.
1090 Horsham Road
North Wales, PA 19454
Attention: General Counsel

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

With a copy to:	Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention: Francis Lynch, Esq.

Any such notice shall be deemed to have been received on the date actually received.  A Party may change its address by giving the other Party written notice, delivered in accordance with this Section 14.1.

14.2         Entire Agreement.  The Parties acknowledge that this Agreement (which includes and incorporates the attached Exhibits A and B), and if and when effective, the Supply Agreement, set forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof.  No modification of any of the terms of this Agreement, or any amendments thereto, will be deemed to be valid unless in writing and signed by an authorized agent or representative of both Parties.  This Agreement will be binding on each of Defendants and Plaintiff and their respective successors and permitted assigns.

14.3         Governing Law.  This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Delaware, without giving effect to choice of law principles.  The Parties expressly exclude application of the United Nations Convention for the International Sale of Goods.

14.4         Dispute Resolution.  The Parties irrevocably agree that the District Court shall have exclusive jurisdiction over any disputes arising out of or in connection with this Agreement and that, accordingly, any proceedings arising out of or in connection with this Agreement shall be brought in the District Court.  Notwithstanding the foregoing, if there is any dispute for which the District Court does not have subject matter jurisdiction, the state courts in Delaware shall have jurisdiction and, if such courts do not have jurisdiction, the Parties agree that any other court having jurisdiction may resolve such matter.  In connection with any dispute arising out of or in connection with this Agreement, each Party hereby expressly consents and submits to the personal jurisdiction of the federal and state courts in the State of Delaware.

14.5         Assignment.  No Party will assign this Agreement or any part hereof or any interest herein (whether by operation of law or otherwise); provided, however, that any Party may assign this Agreement without such consent (a) to any Affiliate of such assigning Party (for as long as such assignee remains an Affiliate of such Party); or (b) to any successor entity in the case of a merger, consolidation, change in control or sale of all or substantially all of the assets related to this Agreement.  No assignment will be valid unless the permitted assignee(s) assumes all obligations of its assignor under this Agreement.  No assignment will relieve any assigning Party of responsibility for the performance of its obligations hereunder.  Any purported assignment in violation of this Section 14.5 will be void.  For the sake of clarity, the foregoing shall not prevent either Party from (i) granting sublicenses to any Person in accordance herewith without the written approval of the other Party or (ii) using subcontractors in accordance herewith without the written approval of the other Party.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

14.6         Severability.  Except as otherwise expressly provided herein, if any provision of this Agreement or the application thereof will, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such provision to circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each provision of this Agreement will be valid and be enforced to the fullest extent permitted by Applicable Law, and (b) the Parties covenant and agree to renegotiate any such provision in good faith in order to provide a reasonably acceptable alternative to the provision of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

14.7         Third Party Beneficiaries.  None of the provisions of this Agreement, except for Sections 3 and 11 of this Agreement, shall be for the benefit of or enforceable by any Affiliate of a Party or any Third Party that shall be considered a third party beneficiary under this Agreement.

14.8         Independent Contractors.  Nothing contained herein shall be deemed to create any relationship, whether in the nature of agency, joint venture, partnership or otherwise, between Defendants and Plaintiff.  Neither Party shall be authorized to bind or obligate the other Party in any manner.

14.9         Waiver.  None of the provisions of this Agreement will be considered waived by any Party unless such waiver is agreed to, in writing, by authorized agents of such Party.  The failure of a Party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law will not be deemed a waiver of any rights of any Party.

14.10       Counterparts.  This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

14.11       Costs.  The Parties agree that each Party shall bear its own costs, expenses and taxes, including attorneys’ fees, incurred by it in connection with the District Court Case and in connection with the preparation, negotiation, execution and performance of this Agreement.

14.12       Bankruptcy.  All licenses and other rights granted pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of 11 U.S.C. § 101 et seq., licenses of rights to “intellectual property” as defined under Section 101(35A) thereof.

14.13       Construction.  This Agreement has been jointly negotiated and drafted by the Parties through their respective counsel and no provision shall be construed or interpreted for or against any of the Parties on the basis that such provision, or any other provision, or the Agreement as a whole, was purportedly drafted by a particular Party.  The word “including” or any variation thereof means “including without limitation” or any variation thereof and shall not be construed to limit any general statement which it follows to the specific or similar items or

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

matters immediately following it.  The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[Remainder of this page intentionally blank]

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the Parties.

PLAINTIFF:		DEFENDANTS:

Cubist Pharmaceuticals, Inc.		Teva Parenteral Medicines, Inc.

By:	/s/ Michael W. Bonney	By:	/s/ David M. Stark

Name:	Michael W. Bonney	Name:	David M. Stark

Title:	President & CEO	Title:	Vice President & General Counsel

Date:	4/4/11	Date:	April 4, 2011

		By:	/s/ Staci Julie

		Name:	Staci Julie

		Title:	Deputy General Counsel
IP Litigation, Teva Americas

		Date:	April 4, 2011

Teva Pharmaceutical Industries Ltd.

		By:	/s/ William S. Marth

		Name:	William S. Marth

		Title:	President & CEO, Teva North America

		Date:	April 4, 2011

		By:	/s/ Oded Yaari

		Name:	Oded Yaari

		Title:	Director, Legal Affairs

		Date:	April 4, 2011

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

Teva Pharmaceuticals USA, Inc.

By:	/s/ David M. Stark

Name:	David M. Stark

Title:	Vice President & General Counsel

Date:	April 4, 2011

By:	/s/ Staci Julie

Name:	Staci Julie

Title:	Deputy General Counsel
IP Litigation, Teva Americas

Date:	April 4, 2011

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

2

EXHIBIT A

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF DELAWARE

CUBIST PHARMACEUTICALS, INC.,	)	Civil Action No. 09-189-GMS
)
Plaintiff,	)
)
v.	)
)
TEVA PARENTERAL MEDICINES, INC.,	)
TEVA PHARMACEUTICALS USA, INC., and	)
TEVA PHARMACEUTICAL INDUSTRIES LTD.,	)
)

Defendants.

STIPULATION AND [PROPOSED] ORDER OF DISMISSAL

The Court, upon the consent and request of Plaintiff Cubist Pharmaceuticals, Inc. (“Cubist”) and Defendants Teva Parenteral Medicines, Inc., Teva Pharmaceuticals USA, Inc. and Teva Pharmaceutical Industries Ltd. (collectively, “Teva”), hereby acknowledges the following Stipulation and issues the following Order.

STIPULATION

1.     Cubist has charged Teva with infringement of U.S. Patent Nos. 6,468,967 (the “’967 patent”), 6,852,689 (the “’689 patent”) and RE 39,071 (the “’071 patent”) in connection with Teva’s submission to the U.S. Food and Drug Administration (“FDA”) of Abbreviated New Drug Application (“ANDA”) No. 91-039 seeking approval to engage in the commercial manufacture, use, and/or sale of daptomycin for injection (“Teva’s ANDA Products”).

2.     The parties agree that the claims, counterclaims, and defenses in this action should be dismissed without prejudice.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

ORDER

Accordingly, pursuant to the above Stipulation, and upon the consent and request of the Parties, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

a)     The parties’ claims, counterclaims, and defenses in this action with respect to the ‘967, ‘689 and ‘071 patents are hereby dismissed without prejudice;

c)     This Stipulation And Order shall finally resolve the Action between the parties, and the parties each expressly waive any right to appeal or otherwise move for relief from this Stipulation And Order;

d)    This Court retains jurisdiction over the parties for purposes of enforcing this Stipulation and Order;

e)     Each party shall bear its own fees and costs in connection with the Action, including attorney fees;

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

2

Jack B. Blumenfeld (#1014)

Maryellen Noreika (#3208)

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 North Market Street

P.O. Box 1347

Wilmington, DE  19899

(302) 658-9200

jblumenfeld@mnat.com

mnoreika@mnat.com

Attorneys for Plaintiff Cubist Pharmaceuticals, Inc.

Richard L. Horwitz (#2246)

David E. Moore (#3983)

POTTER ANDERSON & CORROON LLP

Hercules Plaza, 6th Floor

1313 North Market Street

Wilmington, DE 19801

(302) 984-6027

rhorwitz@potteranderson.com

dmoore@potteranderson.com

Attorneys for Defendants Teva Parenteral Medicines, Inc., Teva Pharmaceuticals USA, Inc. and Teva Pharmaceutical Industries Ltd.

Dated: , 2011

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

3

SO ORDERED:

This            day of                   , 2011.

HON. GREGORY M. SLEET CHIEF UNITED STATES DISTRICT JUDGE

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

4

Exhibit B

Supply Agreement Terms

This Exhibit B describes the basic scope and principles to be included in a further mutually agreed, supply agreement for the supply to Teva by Cubist of commercial quantities of Authorized Generic (the “Supply Agreement”).  It does not contain all provisions desired in the Supply Agreement and Teva and Cubist will negotiate in good faith to finalize the Supply Agreement within ninety (90) days after the Dismissal Effective Date.  If the Parties are unable to execute a Supply Agreement, then this Exhibit B will govern the supply of Authorized Generic to Teva by Cubist.  In the event of any conflict between the provisions of the Supply Agreement and the provisions of the Settlement and License Agreement, the provisions of the Settlement and License Agreement will control.(1)

Parties	Teva Pharmaceuticals USA, Inc. (“Teva”); and Cubist Pharmaceuticals, Inc. (“Cubist”)
AG Product	Authorized Generic, which will be shipped to Teva in vials, packaged and labeled for resale by Teva, using labeling artwork provided by Teva, under a Teva NDC number.
Undertaking

In accordance with the terms of the Settlement and License Agreement by and among Defendants and Plaintiff, and subject to the terms hereof, Cubist will use commercially reasonable efforts to supply all of Teva’s and its Affiliates’ requirements of AG Product during the Supply Term for sale in the Territory.

Teva and its Affiliates shall exclusively purchase from Cubist all its and their requirements of daptomycin for injection products for use, offering for sale or sale in the Territory during the Supply Term, subject to the provisions set forth herein, provided that [ ]* Teva ANDA Product (an “ANDA Product Source”).

Teva and its Affiliates shall provide to Cubist all information and all reasonable assistance reasonably requested by Cubist in order for Cubist to comply with its obligations as the manufacturer or supplier of the AG Product.

Cubist shall have no obligation to supply the AG Product to Teva prior to the Supply Start Date, except as provided in Section 5.3(b) of the Settlement and License Agreement and the At Risk Alternate Provisions below.

Teva and its Affiliates shall solely resell the AG Product in the Territory and shall not promote, sell or offer for sale the AG Product outside the Territory.

Cubist may use Affiliates and Third Parties to manufacture, fill, finish, label, package, test, store, handle, transport, ship, distribute and otherwise supply the AG Product to Teva and its Affiliates.

(1)  Terms used in this Exhibit B Supply Agreement Terms will have the same meaning as specified in the Settlement and License Agreement unless otherwise expressly defined herein, in which case the definition provided in these Supply Agreement Terms will control.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

1

Supply Term

The Supply Term of the Supply Agreement Terms will begin on the Dismissal Effective Date and will continue during the License Term of the ANDA License. The Supply Term may be earlier terminated as provided in the Termination provision below. In no event shall the Supply Term extend past the end of the License Term of the ANDA License, unless mutually agreed by the Parties.

“Supply Start Date” means (a) if the ANDA License Trigger Date occurs on the Certain ANDA License Trigger Date, [ ]* days before the Certain ANDA License Trigger Date (the “Certain Supply Start Date”), and (b) if the ANDA License Trigger Date occurs other than on the Certain ANDA License Trigger Date, the ANDA License Trigger Date.

Pricing Discretion	Teva and its Affiliates will have sole discretion in setting the price for the resale of AG Product in the Territory.
Supply Price

•                  Teva will pay Cubist in U.S. dollars a supply price (“Supply Price”) for AG Product supplied by Cubist to Teva hereunder on a unit basis. The Supply Price for each unit of AG Product shall consist of (a) the COGS-Based Price, and (b) the Additional Payment. In the event that [ ]*. For avoidance of doubt, (i) any [ ]*. For clarity, in no event will [ ]*, and in no event would [ ]*. In no event shall Cubist be required to pay or reimburse Teva the COGS-Based Price (except to the extent provided in the Non-Conforming Product section), even if the Teva Retained Profit is less than the COGS-Based Price, nor shall Cubist be required to pay or reimburse Teva if the Net Profit is less than $0.

•      The “COGS-Based Price” for each unit of AG Product supplied by Cubist to Teva hereunder shall be [ ]* of the Manufacturing Cost. The COGS-Based Price will be [ ]*.

•      “Additional Payment” will mean, with respect to each month, [ ]* of the Net Profit.

•      “Teva Retained Profit” will mean, with respect to each month, [ ]* of the Net Profit.

•      “Net Profit” will mean, with respect to each month, the Net Sales with respect to such month, less [ ]* the COGS-Based Price for those units of AG Product resold by Teva or its Affiliates in such month [ ]*. To the extent such [ ]*.

“Net Sales” shall mean the gross amount invoiced by Teva and its Affiliates from the sale of the AG Product to independent Third Parties in the Territory, less the following deductions relating to such sales, all determined in accordance with [ ]*, and subject to audit by well-recognized independent auditors:

[ ]*.

The Parties acknowledge that any expenses or costs deducted as part of Net Sales under this Agreement may be [ ]*.

Within [ ]* days after end of each calendar [ ]* during the Supply Term, Teva shall perform a “true up” reconciliation (and shall provide Cubist with a written report of such reconciliation) of the deductions outlined in [ ]* above. The reconciliation shall be based on actual cash paid or credits issued plus an estimate for any remaining liabilities incurred related to the AG Product, as applicable, but not yet paid.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

2

If the foregoing reconciliation report indicates that there was an underpayment of Net Profit to Cubist, Teva shall pay to Cubist an amount equal to such underpayment from the amounts that would have been Teva Retained Profits from the calendar [ ]* following such reconciliation, and from the succeeding calendar [ ]* thereafter if and as necessary, until such underpayment has been paid in full; provided that in no event will such payment require Teva to reduce the Teva Retained Profit to an amount less than zero. If there remains an underpayment of Net Profit to Cubist after the final reconciliation performed [ ]* days after the last calendar [ ]* during the [ ]*, then Teva shall pay Cubist an amount equal to such underpayment in cash within [ ]* days following such final reconciliation.

If the foregoing reconciliation report indicates that there was an overpayment of Net Profit to Cubist, Teva shall deduct from the payment to Cubist of Net Profits from the calendar [ ]* following such reconciliation, and from the succeeding calendar [ ]* thereafter if and as necessary, an amount equal to such overpayment amount; provided that in no event will such deduction reduce the Additional Payment to an amount less than zero. If there remains an overpayment of Net Profit to Cubist after the final reconciliation performed [ ]* days after the last calendar [ ]* during the [ ]*, then Cubist shall pay Teva an amount equal to such underpayment in cash within [ ]* days following such final reconciliation.

Within [ ]* months of the [ ]*, Teva shall perform a “true-up” reconciliation (and shall provide Cubist with a written report of such reconciliation) of the actual customer returns (including as a result of recalls) described in clause (c) above against the reasonable estimates deducted therefore during the [ ]*. The reconciliation shall be based on actual cash paid or credits issued for returns, through the [ ]* month period following [ ]*. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within [ ]* days after the date of delivery of such report (the “[ ]*”).

If Teva or its Affiliates sell or transfer the AG Product other than to an independent Third Party in a bona fide arm’s length transaction, Net Sales shall be determined based upon the resale or other retransfer to an independent Third Party in an arm’s length transaction by the entity to whom AG Product was sold or transferred by Teva or its Affiliate. If there is no such resale or retransfer, Net Sales shall be determined based on [ ]*.

•      For purposes of this Exhibit B, the “Manufacturing Cost” will mean, on an AG Product-by-AG Product and SKU-by-SKU basis, the [ ]*, consisting of [ ]*; provided, however, that [ ]*, with all such costs determined and allocated in accordance with United States’ generally accepted accounting principles. For the sake of clarity, Manufacturing Costs shall include relevant amounts for [ ]*.

•      Cubist will provide then-current Manufacturing Cost, for guidance purposes only, within [ ]* days after Cubist’s receipt of a written request from Teva at any time following Cubist’s receipt of the first Forecast from Teva, but not more often than [ ]* per calendar year.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

3

At Risk Alternate Provisions

The following provisions shall apply, instead of any otherwise conflicting terms in these Supply Agreement Terms, only with respect to an At Risk Period (or the preparation therefor) and the AG Product sold by Cubist to Teva or its Affiliates for resale by Teva or its Affiliates during an At Risk Period, or resold by Teva or its Affiliates during the At Risk Period:

If Teva desires to sell and offer to sell AG Product during any At Risk Period, Teva shall notify Cubist thereof in writing no more than [ ]* before the At Risk Launch Start Date and the Parties will use reasonable efforts to start the Design, forecasting, ordering and delivery procedures to provide Teva with reasonable quantities of AG Product on the At Risk Launch Start Date. If Cubist is unable to fill such orders on or prior to the At Risk Launch Start Date, Cubist will fill such orders as soon as reasonably possible thereafter.

Teva will pay Cubist in U.S. dollars an alternate supply price (“Alternate Supply Price”) for AG Product supplied by Cubist to Teva or its Affiliates for resale during an At Risk Period, or resold by Teva or its Affiliates during the At Risk Period, on a unit basis. The Alternate Supply Price for each unit of AG Product shall consist of (a) the COGS-Based Price, and (b) the Alternate Additional Payment. In no event shall Cubist be required to pay or reimburse Teva the COGS-Based Price (except to the extent provided in the Non-Conforming Product section), even if the Teva Alternate Retained Profit is less than the COGS-Based Price, nor shall Cubist be required to pay or reimburse Teva if the Net Profit is less than $0. The “Alternate Additional Payment” means, with respect to each month (or portion thereof) during the At Risk Period, [ ]* of the Net Profit and the “Teva Alternate Retained Profit” means, with respect to each month (or portion thereof) during the At Risk Period, [ ]* of the Net Profit.

The “Payment Terms”, “Financial Audits of Cubist”, “Audits of Teva” and other relevant sections of these Supply Agreement Terms shall apply with respect to any supply of AG Product to Teva for such At Risk Period and the resale by Teva or its Affiliates of AG Product during the corresponding At Risk Period, mutatis mutandis.

[ ]*.

Payment Terms	•	For all AG Product orders, payment of the COGS-Based Price is due within [ ]* days from the date of Teva’s receipt of an invoice issued by Cubist.

	•	Within [ ]* days after the end of each calendar quarter, Teva will pay Cubist the Additional Payment along with a detailed report of the calculation of the Additional Payment.

	•	All amounts payable by Teva to Cubist under the Supply Agreement Terms will be paid in U.S. Dollars by wire transfer in immediately available funds to an account designated by Cubist.

	•	The Supply Price is exclusive of, and Teva shall bear, all taxes and levies with respect to the sale of AG Product to Teva hereunder, other than taxes on Cubist’s net income.

Forecasts/ Ordering

At least [ ]* months prior to the Certain Supply Start Date or, with respect to any other Supply Start Date that is reasonably anticipated, up to [ ]* months in advance of such reasonably anticipated Supply Start Date, Teva will deliver to Cubist a

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

4

written forecast of the quantities of AG Product, by SKU, which Teva reasonably anticipates it will require for commercial launch through the [ ]* month period following the Supply Start Date, and thereafter, at least []* days before the start of each calendar month, Teva will deliver to Cubist a written forecast (the first written forecast and such subsequent forecasts are each a “Forecast”) of the quantities of AG Product, by SKU, which Teva reasonably anticipates it will require during subsequent []* month periods (each, a “Forecast Period”).  The foregoing notwithstanding, Teva will have no obligation to provide, and Cubist will have no obligation to accept or deliver, Forecasts or orders beyond the Supply Term.

For each Forecast Period, the first [ ]* months of the Forecast Period will be known as the “Purchase Order Period” and will be binding on Teva.  The order amounts specified in each Forecast for the newly-binding month of the Purchase Order Period will be included in a written binding purchase order that will accompany each such Forecast.  Notwithstanding the foregoing, in no event shall Cubist be required to deliver AG Product earlier than the relevant delivery date specified in the relevant purchase order in accordance with the immediately following paragraph.  Other than the Purchase Order Period, for which the amounts set forth in the Forecast shall be binding, the amounts set forth in the Forecasts for the remainder of the relevant [ ]* period will only constitute a non-binding estimate of the AG Product requirements of Teva and its Affiliates; provided, however, that the total quantity included in a Forecast for (a) the [ ]* month in such Forecast shall not vary by more than [ ]* of the quantity indicated for that month in the most recently submitted prior Forecast, (b) each of the [ ]* through [ ]* months in such Forecast shall not vary by more than [ ]* of the quantity indicated for each of those same months in the most recently submitted prior Forecast, and (c) each of the [ ]* through [ ]* months in such Forecast shall not vary by more than [ ]* of the quantity indicated for each of those same months in the most recently submitted prior Forecast.

  For the sake of clarity, and by way of example, if, on December [ ]* (at least [ ]* days before the start of January), a Forecast with the following quantities is submitted:

	1	2	3	4	5	6	7	8	9	10	11	12
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Forecast delivered on 12/[ ]*	[ ]*	[ ]*	[ ]*	[ ]*	[ ]*	[ ]*	[ ]*	[ ]*	[ ]*	[ ]*	[ ]*	[ ]*

Then, with respect to the forecast delivered in the next month (by January [ ]*, which is at least [ ]* days before the start of February), the forecast could be as follows:

	1	2	3	4	5	6	7	8	9	10	11	12
	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan
Forecast delivered on 1/[ ]*	[ ]*(1)	[ ]*(1)	[ ](2)	[ ](3)	[ ](4)	[ ](3)	[ ](5)	[ ](6)	[ ](5)	X(7)	X(7)	X(7)

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

5

(1) = binding in this Forecast, and was binding in immediately preceding Forecast

(2) = binding in this Forecast, but was not binding in immediately preceding Forecast; could be +/- [ ]* from what it was in the immediately preceding Forecast (i.e., +/- [ ]* from [ ]*)

(3) =  non-binding in this Forecast; could be +/- [ ]* from what it was in the immediately preceding Forecast (i.e., +/- [ ]* from [ ]*)

(4) =  non-binding in this Forecast; could be +/- [ ]* from what it was in the immediately preceding Forecast (i.e., +/- [ ]* from [ ]*)

(5) = non-binding in this Forecast; be +/- [ ]* from what it was in the immediately preceding Forecast (i.e., +/- [ ]* from [ ]*)

(6) = non-binding in this Forecast; be +/- [ ]* from what it was in the immediately preceding Forecast (i.e., +/- [ ]* from [ ]*)

(7)  = non-binding in this Forecast and not bounded by prior Forecasts

As an exception to the foregoing rules regarding the forecasting process, Teva shall be bound to purchase the amounts indicated in the first [ ]* months (i) of the first Forecast for any At Risk Period and (ii) for the first Forecast for Delivery starting on or shortly before the Supply Start Date (unless the At Risk Period ends on the ANDA License Start Date).  Notwithstanding such exception, the foregoing rules shall otherwise apply to each Forecast supplied after the first of each such Forecast during the At Risk Period or for Delivery starting on or shortly before the Supply Start Date; for example, with respect to the forecast variability for each month after the first [ ]* months of the first such Forecast.

Each purchase order shall be substantially in the form mutually agreed upon by Teva and Cubist and shall specify the delivery date for the AG Product ordered, which shall not require Delivery earlier than []* months after Cubist’s receipt of such purchase order.

If the Supply Start Date is reasonably anticipated to begin earlier than the Certain Supply Start Date, the Parties will use reasonable efforts to start the Design, forecasting, ordering and delivery procedures to provide Teva with reasonable quantities of AG Product on, or a reasonable period of time before, such earlier Supply Start Date.  If Cubist is unable to fill such orders on or prior to the Supply Start Date, Cubist will fill such orders as soon as reasonably possible thereafter.

The terms and conditions of these Supply Agreement Terms will control over any inconsistent terms or conditions included in any purchase order, sales acknowledgment, invoice or other purchase or sale document.

Delivery

Cubist will make deliveries of vials of AG Product for pickup at the loading dock at a Cubist designated location in the Territory EXW (Incoterms 2000) (a “Delivery”). Cubist will invoice Teva for the COGS-Based Price at the time of each Delivery of AG Product. For the sake of clarity, Teva shall manage and pay for shipping from the loading dock.

Cubist shall use commercially reasonable efforts to make such Delivery within []* days of the delivery date specified in the relevant purchase order consistent with the provisions in the “Forecasts/Ordering” section above. Title to the relevant units of AG Product shall pass to Teva upon Delivery. Risk of loss in AG Product shall pass

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

6

to Teva, and Teva shall be responsible for freight, delivery and insurance charges, in accordance with the delivery terms set forth above. Should Cubist not have carried out Delivery of a certain quantity of AG Product within [ ]* days after the delivery date specified in the relevant purchase order, then, except as set forth in the Non-Conforming Product provisions below, Teva shall not be obligated to accept and receive such quantity of AG Product and, should Teva elect not to receive such Delivery, Cubist shall be deemed to have failed to supply such quantity for purposes of the Continuing Supply Failure definition; provided, however, that, if Cubist is able to Deliver some or all of such quantity of AG Product within [ ]* days after the delivery date specified in the relevant purchase order, then (a) Teva may accept and receive such portion of the AG Product, in which case Cubist shall not be deemed to have failed to supply such portion for purposes of the Continuing Supply Failure definition, or (b) if Teva does not accept and receive such portion, then such portion shall be excluded from the calculation of the Continuing Supply Failure (i.e., it will be excluded from both the numerator and denominator when calculating whether a Continuing Supply Failure occurred).

The Parties agree that Cubist will make Deliveries [ ]*; provided that a [ ]* AG Product shall [ ]* vials. Cubist will make reasonable efforts to select lots in a way that the delivered quantities are [ ]* to the ordered quantities. An order is considered fulfilled if the quantity delivered for a calendar quarter is at least [ ]* and no more than [ ]* of the exact ordered quantity. Any numbers of vials delivered in any calendar quarter in addition to the ordered quantity will be subtracted from the order amount for the following calendar quarter, and any number of vials not delivered in any calendar quarter will be added to the order amount of the next calendar quarter.

Cubist will use commercially reasonable efforts to supply all AG Products to Teva with at least [ ]* months of remaining shelf life.

Package and Label Design

To the extent consistent with the Specifications, Teva will have the right to specify, in accordance with the terms hereof, the design for the label, inserts and packaging, including all trademarks, trade names and packaging graphics to be used in connection with the AG Product (the “Design”); provided, however, that Teva shall not use any trademarks that are confusingly similar to those which Cubist uses in connection with any of its own products. Solely to the extent necessary for Cubist to label and package the AG Product, Teva, on behalf of itself and its Affiliates, hereby grants Cubist a non-exclusive, royalty-free license, sublicenseable to Cubist’s suppliers, under the trademarks and tradenames included in the Design and the copyrights in the Design.

Teva shall use reasonable efforts to provide the Design to Cubist at least [ ]* months prior to the Supply Start Date, and in any event, Teva shall provide the Design to Cubist at least [ ]* months prior to the Supply Start Date. The Parties agree and acknowledge that Cubist’s obligations to supply the AG Product are subject to the timely provision of the Design. Teva shall bear all out-of-pocket costs incurred by Cubist to implement the Design. Teva shall pay any invoice for such costs within thirty (30) days after receipt thereof.

Specifications	“Specifications” means the specifications for the design, composition, manufacture, packaging, labeling, quality control and other requirements of the AG Product as set forth in the Cubist NDA.
Cubist	Cubist will:

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

7

Warranties

(i)    supply all AG Products to Teva with at least [ ]* months of remaining shelf life;

(ii)   supply AG Product which, at the time of Delivery, conforms with the Specifications; and

(iii)  comply with all Applicable Laws relating to the manufacture and supply of any AG Product provided to Teva under the Supply Agreement Terms, including those enforced by the FDA (including compliance with GMP).

The provisions of Section 10 of the Settlement and License Agreement shall apply to the Supply Agreement, mutatis mutandis.

Teva Warranties

Teva and its Affiliates will:

(i)    comply with all Applicable Laws in their packaging, labeling, storage, handling, transport, shipping, distribution, offering for sale, marketing or sales activities related to, or sale or use of, the AG Product, including those enforced by the FDA (including compliance with GMP);

(ii)   maintain the AG Product, prior to resale to its customers, in a facility that is properly equipped to store the AG Product in accordance with the AG Product labeling;

(iii)  have in place systems and resources for tracking and reporting all complaints and safety events (including adverse events) relating to AG Product in accordance with the Quality Agreement and Pharmacovigilance Agreement to be concluded by the Parties; and

(iv)  the other Defendants are Affiliates of Teva.

Teva represents and warrants to Cubist that, as of the Execution Date, Teva is [ ]*.

The provisions of Section 10 of the Settlement and License Agreement shall apply to the Supply Agreement, mutatis mutandis.

Cubist Indemnity

Except to the extent arising from an event covered by Teva’s Indemnity set forth below in this Exhibit B, Cubist will indemnify Teva, its Affiliates and its and their respective directors, managers, members, officers, employees, authorized subcontractors and agents from any Third Party claims to the extent resulting from (i) any breach by Cubist or its Affiliates of any representation or warranty contained in these Supply Agreement Terms, (ii) any willful misconduct or gross negligence of Cubist or its Affiliates with respect to the performance of these Supply Agreement Terms, (iii) any actual or alleged infringement or misappropriation of any patent or other intellectual property right in the Territory of any Third Party as a result of the sale or distribution of the AG Product to Teva its Affiliates by Cubist (other than to the extent resulting from the Design as proposed by Teva and not consistent with the labeling, insert or packaging for the Cubist Product), or (iv) personal bodily injury or death alleged to have been caused by use of the AG Product as Delivered by Cubist, including claims involving or based upon the Design or, the warnings therein, associated with the AG Product as Delivered by Cubist (except to the extent such Design was proposed by Teva and is not the same as the labeling, insert or packaging for the Cubist Product).

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

8

Teva Indemnity

Teva will indemnify Cubist, its Affiliates and its and their respective directors, managers, members, officers, employees, authorized subcontractors (including suppliers) and agents from any Third Party claims to the extent resulting from (i) any breach of any representation or warranty contained in these Supply Agreement Terms by Teva or its Affiliates, (ii) any willful misconduct or gross negligence of Teva or its Affiliates with respect to the performance of these Supply Agreement Terms, (iii) any actual or alleged infringement or misappropriation of any intellectual property right in the Territory of any Third Party resulting from the Design as proposed by Teva and not consistent with the labeling, insert or packaging for the Cubist Product, or (iv) personal bodily injury or death alleged to have been caused by use of the AG Product as a result of the acts or omissions of Teva or its Affiliates with respect to the AG Product supplied to Teva or its Affiliates (including such injury or death caused by the Design proposed by Teva for the AG Product to the extent such Design is not the same as the labeling, insert or packaging for the Cubist Product).

Indemnity Procedures	The provisions of Section 11.3 of the Settlement and License Agreement shall apply to the indemnities provided in the Supply Agreement Terms, mutatis mutandis.
Non-Conforming Product

Teva will notify Cubist within [ ]* days of receipt of any AG Product supplied by Cubist which does not meet the warranty provided in item (ii) of Cubist Warranties above. Teva shall promptly return such non-conforming AG Product to Cubist. Teva’s sole remedy for any such non-conforming AG Product will be either reimbursement of the COGS-Based Price paid by Teva therefor (or no need for Teva to pay such amount) or replacement within [ ]* days after Cubist’s receipt of written notice, at [ ]* option, and, except as provided in the last sentence of this paragraph, such non-conforming AG Product shall not be considered un-Delivered for purposes of the Continuing Supply Failure definition. In the event that Teva elects to receive replacement AG Product and Cubist delivers such replacement AG Product within such [ ]* day period, the AG Product shall be considered properly and promptly Delivered for purposes of the Continuing Supply Failure definition. In the event that Teva elects to receive replacement AG Product and Cubist is unable to deliver such replacement AG Product within such [ ]* day period, [ ]* such AG Product shall then be considered un-Delivered for purposes of the Continuing Supply Failure definition.

Any dispute as to whether such AG Product is non-conforming will be referred to a well-recognized independent laboratory for testing and determination of conformance. If such laboratory determines that such AG Product so met the Specifications, then (i) Cubist will be deemed to have delivered conforming AG Product, (ii) Teva shall bear the cost of the independent laboratory testing and all costs and expenses of returning such Product to Cubist and of shipping any replacement to Teva, (iii) Teva shall reimburse Cubist for all reasonable costs and expenses incurred by Cubist in connection with the inspection and analysis of such AG Product, and (iv) Teva shall pay to Cubist the COGS-Based Price for such conforming unit of AG Product and the applicable Supply Price for any replacement unit of AG Product delivered by Cubist. If such laboratory determines that the AG Product did not conform to the Specifications, then (A) Cubist will be deemed to have delivered non-conforming AG Product (subject to immediately prior paragraph), (B) Cubist shall bear the cost of the laboratory testing and all costs and expenses of returning such Product to Cubist and of shipping any replacement to

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

9

Teva, (C) Cubist shall reimburse Teva for all reasonable costs and expenses incurred by Teva in connection with the inspection and analysis of such AG Product, and (D) Teva shall pay to Cubist the applicable Supply Price for any replacement unit of AG Product delivered by Cubist.

Recalls

•      [ ]* will have the right to determine, after reasonable consultation with [ ]*, whether any recall of the AG Product is required.

•      The Parties will cooperate to carry out any such recall.

•      The costs of any such recall will be borne by [ ]*.

Quality

As soon as practicable following the earlier of (a) the execution of the Supply Agreement and (b) one hundred eighty (180) days after the Dismissal Effective Date, and prior to the first sale of AG Product by Teva, the Parties will work in good faith to complete a quality agreement including customary and reasonable terms relating to quality assurance, regulatory compliance, recordkeeping and audit rights and obligations pertaining to the supply and distribution of AG Product (the “Quality Agreement”).

Adverse Events

As soon as practicable following the earlier of (a) the execution of the Supply Agreement and (b) one hundred eighty (180) days after the Dismissal Effective Date, and prior to the first sale of AG Product by Teva, the Parties will work in good faith to complete a safety data exchange agreement including customary and reasonable terms relating to responsibilities for the reporting of any safety events (the “Pharmacovigilance Agreement”). Except as otherwise set forth in the Pharmacovigilance Agreement, Teva will notify Cubist of any safety events with respect to the AG Product such that Cubist can comply with Applicable Law.

Financial Audits of Cubist

Cubist will, and will ensure that its relevant Affiliates will, maintain accurate and up-to-date books and records showing the costs and activities related to manufacturing and supplying AG Product to Teva and its Affiliates under the Supply Agreement Terms in sufficient detail to permit the calculation and verification of the Manufacturing Costs payable by Teva hereunder. Cubist will, and will ensure that its relevant Affiliates will, retain such books and records for [ ]* years after the Delivery to which they relate. Starting on the Supply Start Date and continuing during the Supply Term and for [ ]* thereafter, upon reasonable prior written notice to Cubist, independent accountants selected by Teva and reasonably acceptable to Cubist, will have reasonable access during normal business hours, but not more often that [ ]* in any [ ]*, to Cubist’s and such Affiliates’ books and records pertaining to the Manufacturing Costs owed by Teva to Cubist pursuant to this Agreement, as may reasonably be necessary to conduct a review or audit, for the purpose of verifying the accuracy of Teva’s payments under this Agreement. Prior to commencing any such inspection and audit, the accountant will enter into a reasonable and customary confidentiality agreement with Cubist which prohibits the disclosure of any information, except as provided in said confidentiality agreement or pursuant to court order, relating to Cubist and its Affiliates to any person or entity, including Teva, except that such accountant may issue a report to Teva, which report will also concurrently be provided to Cubist, the sole purpose of which will be to report to Teva the specific details of any discrepancies regarding the Manufacturing Costs and the invoices issued to Teva. Teva will treat all information received from Cubist, its Affiliates and the accountant under these Supply Agreement Terms as confidential information of Cubist or its Affiliates.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

10

Any such inspection or audit will be at Teva’s expense; provided, that, in the event an inspection reveals an over-billing of Teva, and subject to the dispute resolution procedure below, Cubist will, within [ ]* days after the issuance of the final audit report, reimburse to Teva such overpayment, [ ]*, and, if such inspection reveals an over-billing of Teva by more than [ ]*, and subject to the dispute resolution procedure below, Cubist will pay the costs of the inspection within [ ]* days after receipt of a proper invoice therefor. In the event an inspection reveals an under-billing of Teva, and subject to the dispute resolution procedure below, Teva will, within [ ]* days after the issuance of the final audit report, pay to Cubist such underpayment. In the event of any dispute between Cubist and Teva regarding the findings of any such inspection or audit, the Parties will initially attempt in good faith to resolve the dispute amicably between themselves, but if such dispute in not resolved within [ ]* days after written notice of such dispute from one Party to the other, either Party may seek to resolve such dispute as set forth in the Dispute Resolution provision below.

Quality Audits of Cubist

The provisions of this Section “Quality Audits of Cubist” shall be subject to (i) any limitations imposed by, and the rights of, Cubist’s Third Party suppliers and (ii) Cubist’s obligations to its other distributors and licensees.

Teva will have the right, at its own cost, to visit Cubist’s or its Third Party manufacturers’ manufacturing facilities during regular business hours, provided that Teva provides not less than [ ]* business days prior written notice to Cubist. During any such visit, Teva’s representatives will have the right: (a) to inspect the manufacturing, packaging, testing, and storage facilities for the AG Product; (b) to inspect the procedures relating to any of the activities referred to in subsection (a) above; and (c) to audit any books, records, and reports pertinent to the activities referred to in subsection (a) above to ensure compliance with all Applicable Laws and the Supply Agreement Terms, including compliance with GMP. Such audit right shall be exercised by Teva only following the Supply Start Date and no more than [ ]* every [ ]* following the Supply Start Date. Teva shall not use information obtained during a quality audit of Cubist or its suppliers, other than to ensure compliance with Applicable Laws (including GMP) and the Supply Agreement Terms. To the extent that any such Third Party manufacturer charges Cubist a fee with respect to any such audit, Teva shall reimburse such fee to Cubist within [ ]* days after receipt of an invoice therefor.

With respect to any non-compliance with Applicable Law, GMP or the Supply Agreement Terms which may be noted in any audit report provided by Teva to Cubist, Cubist shall present to Teva a written plan to remedy such non-compliance as soon as reasonably possible. In the event Cubist disagrees with Teva’s determination of the existence of a non-compliance, within [ ]* days of receipt of notice from Teva of the audit report Cubist will notify Teva of its objection and the reasons therefor. In the event that the Parties are unable, within [ ]* business days from the date on which Teva received the above-mentioned notification from Cubist, to resolve whether a non-compliance exists, [ ]*. The Parties acknowledge that the provisions of this Section granting Teva certain audit rights will in no way relieve Cubist of any of its obligations under the Supply Agreement Terms, nor will such provisions require Teva to conduct any such audits. Teva cannot terminate the Settlement and License Agreement or the Supply Agreement Terms due to any deficiencies that Teva may find during any such audit.

Each Party shall promptly provide the other Party with a copy of any notices or

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

11

reports received from the FDA or any other regulatory authority with jurisdiction over the AG Product or such Party’s facility under the Applicable Laws (the “Regulatory Authority”) related to an audit or other investigation by the Regulatory Authority with respect to the AG Product. Each Party shall use its commercially reasonable efforts to provide such Regulatory Authority with a prompt, accurate and complete response to any deficiencies noted, and to promptly address, and if necessary correct, any and all such deficiencies to the satisfaction of the Regulatory Authority.

Audits of Teva

Teva will, and will ensure that its relevant Affiliates will, maintain accurate and up-to-date books and records showing the costs (including the Third Party Manufacturer Owed Amount) and activities related to the resale of AG Product under the Supply Agreement Terms in sufficient detail to permit the calculation and verification of the Additional Payment. Teva will, and will ensure that its relevant Affiliates will, retain such books and records for [ ]* years after the resale to which they relate. Starting on the Supply Start Date and continuing during the Supply Term and for [ ]* days after delivery of the [ ]*, upon reasonable prior written notice to Teva, independent accountants selected by Cubist and reasonably acceptable to Teva, will have reasonable access during normal business hours, but not more often that [ ]* in any [ ]*, to Teva’s and such Affiliates’ books and records pertaining to the Additional Payment owed by Teva to Cubist pursuant to this Agreement, as may reasonably be necessary to conduct a review or audit, for the purpose of verifying the accuracy of Teva’s payments under this Agreement. Prior to commencing any such inspection and audit, the accountant will enter into a reasonable and customary confidentiality agreement with Teva which prohibits the disclosure of any information, except as provided in said confidentiality agreement or pursuant to court order, relating to Teva and its Affiliates to any person or entity, including Cubist, except that such accountant may issue a report to Cubist, which report will also concurrently be provided to Teva, the sole purpose of which will be to report to Cubist the specific details of any discrepancies regarding the Additional Payment and the payments made by Teva. Cubist will treat all information received from Teva, its Affiliates and the accountant under these Supply Agreement Terms as confidential information of Teva or its Affiliates. Any such inspection or audit will be at Cubist’s expense; provided, that, in the event an inspection reveals an underpayment to Cubist, and subject to the dispute resolution procedure below, Teva will, within [ ]* days after the issuance of the final audit report, pay to Cubist such owed amount, [ ]*, and, in the event an inspection reveals an underpayment to Cubist by more than [ ]*, and subject to the dispute resolution procedure below, Teva will pay the costs of the inspection within [ ]* days after receipt of a proper invoice therefor. In the event an inspection reveals an overpayment to Cubist, and subject to the dispute resolution procedure below, Cubist will, within [ ]* days after the issuance of the final audit report, reimburse to Teva such overpayment. In the event of any dispute between Cubist and Teva regarding the findings of any such inspection or audit, the Parties will initially attempt in good faith to resolve the dispute amicably between themselves, but if such dispute in not resolved within [ ]* days after written notice of such dispute from one Party to the other, either Party may seek to resolve such dispute as set forth in the Dispute Resolution provision below.

Interest on Overdue

Any amounts not paid by either Party when due under the Supply Agreement Terms shall be subject to interest from and including the date payment is due through and including the date upon which such Party makes such payment at a rate equal to the

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

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Payments

sum of [ ]* percent ([ ]*%) above the prime rate of interest quoted in The Wall Street Journal (Eastern Edition) calculated daily on the basis of a 365-day year, or, if lower, the highest rate permitted under Applicable Law.

Capacity Allocation for Shortages

In the event that Cubist is unable to meet binding purchase orders provided in accordance with the Supply Agreement Terms, [ ]*, then Cubist will allocate its available inventory and capacity to the production of daptomycin for injection for the Territory (that is, [ ]*) between Cubist and Teva [ ]*. Notwithstanding the foregoing, if such allocation has to be made at time that is later than [ ]* full calendar months after the launch by Teva of the AG Product in the Territory, then the allocation of available inventory and capacity to the production of daptomycin for injection for the Territory shall be [ ]*.

Termination

•      Either Party may terminate the Supply Agreement Terms in the event of the other Party’s breach of the Supply Agreement Terms that is not cured within thirty (30) days after such other Party’s receipt of written notice thereof; provided, however, any failure by Cubist to supply AG Product shall not permit Teva to terminate the Supply Agreement Terms except as set forth below.

•      To the extent consistent with Applicable Law, either Party may terminate the Supply Agreement Terms upon written notice to the other Party upon the filing or institution of any bankruptcy, reorganization, liquidation or receivership proceedings by such other Party, or upon the failure by such other Party for more than ninety (90) days to discharge or obtain the dismissal of any such actions filed against it.

•      The Parties may terminate the Supply Agreement Terms upon mutual written consent.

•      During a Continuing Supply Failure, Teva may [ ]*, until Cubist certifies to Teva in writing that Cubist is again able to supply AG Product in accordance with the Supply Agreement Terms. If Cubist does not provide such certification to Teva within [ ]* days after a Continuing Supply Failure, then Teva may terminate the Supply Agreement Terms on thirty (30) days written notice to Cubist. A “Continuing Supply Failure” means, subject to the terms and conditions of the Supply Agreement Terms, (a) that Cubist has not supplied Teva with any of the AG Product to have been Delivered over the immediately preceding [ ]* period (a “Full Supply Failure Period”) pursuant to binding purchase orders provided in accordance with the Supply Agreement Terms (a “Full Supply Failure”), or (b) that Cubist has not supplied Teva with at least [ ]* of the AG Product to have been Delivered over any [ ]* period pursuant to binding purchase orders provided in accordance with the Supply Agreement Terms. Cubist shall promptly notify Teva in writing if it reasonably anticipates a Full Supply Failure and shall use reasonable efforts to Deliver the quantity of AG Product not Delivered during the Full Supply Failure Period as soon as reasonably possible but not later than [ ]* after the end of the Full Supply Failure Period.

Effects of Termination

•      Upon expiration or termination of the Supply Agreement Terms, all outstanding purchase orders for un-Delivered AG Product [ ]*.

•      These Supply Agreement Terms shall continue to apply to all AG Product

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

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Delivered prior to expiration or termination of the Supply Term or delivered thereafter pursuant to the immediately preceding provision.

•      Expiration or termination will not release either Party from any liability which had already accrued prior to such expiration or termination.

Governing Law	• The laws of the State of Delaware, without regard to choice of law provisions. The Parties expressly exclude application of the United Nations Convention for the International Sale of Goods.
Dispute Resolution	Section 14.4 of the Settlement and License Agreement shall apply to any dispute with respect to the Supply Agreement Terms.
Limitation of Liability	The provisions of Section 12 of the Settlement and License Agreement shall apply to the Supply Agreement Terms and, if then applicable, the Supply Agreement, as set forth therein.
Force Majeure

If a Party is prevented from performing any of its obligations under the Supply Agreement Terms (except for making any payments due) due to any cause which is beyond such Party’s reasonable control (a “Force Majeure Event”) (which may include fire, explosion, flood, or other acts of God; acts, regulations, or laws of any government; court injunction or other court order; war, terrorist act or civil commotion; strike, lock-out or labor disturbances; or failure of public utilities or common carriers), such Party will not be liable for breach of the Supply Agreement Terms with respect to such non-performance to the extent such non-performance is due to a Force Majeure Event. Such non-performance, and the other Party’s performance impacted by such non-performance, will be excused for as long as such Force Majeure Event continues, provided that the non-performing Party gives written notice to the other party of the Force Majeure Event within [ ]* days. Such non-performing Party will use commercially reasonable efforts to eliminate the Force Majeure Event and to resume performance of its affected obligations as soon as practicable. If such Force Majeure Event continues unabated for a period of at least [ ]* days, then the Party whose performance is not prevented by such Force Majeure Event may terminate the Supply Agreement Terms. Notwithstanding the foregoing, in the event that a Force Majeure Event leads to a Continuing Supply Failure, [ ]*.

Performance through Affiliates

Each Party may discharge any obligations and exercise any right under the Supply Agreement Terms through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under these Supply Agreement Terms, and will cause its Affiliates to comply with the provisions of these Supply Agreement Terms in connection with such performance. Cubist may also manufacture and supply the AG Product through any Third Party.

Miscellaneous	The Supply Agreement, if executed, will contain such other terms and conditions as are customarily found in similar agreements in the pharmaceutical industry.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

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Exhibit C

Cubist Press Release

CUBIST PHARMACEUTICALS SETTLES CUBICIN PATENT LITIGATION WITH TEVA

•                  Cubist grants Teva a license to sell generic daptomycin in US either as of June 24, 2018— if CUBICIN is granted pediatric exclusivity extension, or as of December 24, 2017

•                  Teva will exclusively source its daptomycin requirements from Cubist

Lexington, Mass., April 4, 2011 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced that it has entered into a license agreement with Teva Parenteral Medicines, Inc. (TPM), Teva Pharmaceuticals USA, Inc. and Teva Pharmaceutical Industries Ltd. (the Teva defendants), which includes a stipulation by the parties requesting dismissal of the lawsuit filed by Cubist in the U.S. District Court for the District of Delaware relating to the Abbreviated New Drug Application (ANDA) filed by TPM with the U.S. Food and Drug Administration (FDA) for a generic version of CUBICIN® (daptomycin for injection).

Under the terms of the agreement, Teva may launch its generic daptomycin product in the U.S. on June 24, 2018, if Cubist obtains a 6 month extension of marketing exclusivity for CUBICIN under section 505A of the Food and Drug Administration Modernization Act of 1997 (pediatric exclusivity). Otherwise, Teva may launch on December 24, 2017.  Teva will obtain such rights through the grant of a non-exclusive license from Cubist to Teva that would trigger on one of the dates set forth above. Cubist currently has Orange Book patents that are due to expire on September 24, 2019. Pediatric exclusivity, if granted, would add 6 months to that expiration date. In certain limited circumstances, Cubist’s license to Teva would become effective prior to the dates set forth above.

The agreement also provides that, for the period the license from Cubist to Teva is in effect, Teva will purchase its U.S. requirements of daptomycin exclusively from Cubist. The payments to be made to Cubist for such supply would have two components: one based on the cost-of-goods-sold plus a margin, and the other based on a specified percentage of gross margin (referred to as net profit in the agreement) from the sale of Teva’s generic daptomycin.

As part of the agreement announced today, Teva admits that the patents asserted in the lawsuit are valid and enforceable against, and would be infringed by, Teva’s proposed generic daptomycin for

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

injection product.   The claims to be dismissed pursuant to the settlement agreement include Teva’s allegation that two of Cubist’s patents are unenforceable due to inequitable conduct.

Cubist President and CEO Mike Bonney said, “We are very pleased with this result, which reflects our continued confidence in the strength of our patents while removing the uncertainty, distraction and cost of litigation. We confirm today that we expect CUBICIN to achieve $1 billion in U.S. revenues before the anticipated entry of Teva’s generic daptomycin in 6 ½ to 7 years.  As Teva’s exclusive supplier, we expect we will enhance our participation in the market for daptomycin through our latest to expire patent.”

As required by law, Cubist and Teva will submit the Agreement to the U.S. Federal Trade Commission and the U.S. Department of Justice.

Background on the litigation now settled

On February 10, 2009, Cubist announced that it had received a Paragraph IV Certification Notice Letter from TPM notifying Cubist that TPM had submitted an ANDA to the FDA for approval to market a generic version of CUBICIN. On March 23, 2009, Cubist filed a patent infringement lawsuit against the Teva defendants. The complaint, which was filed in the U.S. District Court for the District of Delaware, alleged infringement of US Patent Nos. 6,468,967 and 6,852,689, which expire on September 24, 2019, and US Patent No. RE39,071, which expires on June 15, 2016.

About CUBICIN

CUBICIN® (daptomycin for injection) is approved in the U.S. and many non-US markets as therapy for Staphylococcus aureus (S. aureus) bloodstream infections (bacteremia), including right-sided endocarditis, caused by methicillin-resistant S. aureus (MRSA) and methicillin-susceptable S. aureus (MSSA), and complicated skin infections caused by certain Gram-positive bacteria, including MRSA. CUBICIN is not indicated for the treatment of pneumonia. Most adverse events reported in clinical trials were mild to moderate in intensity. The most common were anemia, constipation, diarrhea, nausea, vomiting, injection site reactions, and headache. To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN. For full prescribing information, including important safety information, please visit www.cubicin.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a class of anti-infectives called lipopeptides. The Cubist clinical product pipeline currently consists of a Phase 2 program focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR)

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

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Gram-negative organisms; and a Phase 2 program for the treatment of CDAD (Clostridium difficile-associated diarrhea). Cubist also is working on several pre-clinical programs being developed to address areas of significant medical needs. These include therapies to treat various serious bacterial infections, and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

15.   Cubist Safe Harbor Statement

This press release contains forward-looking statements regarding the anticipated results of the license agreement with Teva, our expectation that CUBICIN will achieve $1 Billion in revenues, the confidence in our CUBICIN patents and our level of participation in the market for daptomycin. There are many important factors that could cause actual results to differ materially from those in these forward-looking statements. These factors include the following: that the U.S. District Court does not approve the Stipulation of Dismissal, that the U.S. Federal Trade Commission or Department of Justice challenge the enforceability of the license agreement, or that private plaintiffs challenge the license agreement; the level of acceptance of CUBICIN by physicians, patients, third-party payors and the medical community; any changes in the current or anticipated market demand or medical need for CUBICIN; continued cost pressures in U.S. hospitals that impact sales of branded therapies, such as CUBICIN, in the hospital setting; any unexpected adverse events related to CUBICIN, particularly as CUBICIN is used in the treatment of a growing number of patients around the world; whether or not additional third parties may seek to market generic versions of our products, including CUBICIN, by filing ANDAs with the FDA and the results of any litigation that we file to defend and/or assert our patents against such companies; the possible occurrence of one of the specific events that result in Teva marketing a generic daptomycin for injection earlier than we anticipate; the effectiveness of our sales force and our sales force’s ability to access targeted physicians; competition in the markets in which we and our partners market CUBICIN, including marketing approvals for new products that will be competitive with CUBICIN; the ability of our third party manufacturers, including our single source provider of API, to manufacture sufficient quantities of CUBICIN in accordance with Good Manufacturing Practices and other requirements of the regulatory approvals for CUBICIN and at an acceptable cost; the effect that the results of ongoing or future clinical trials of CUBICIN may have on its acceptance in the medical community; whether we can obtain pediatric exclusivity for CUBICIN from the FDA by December 24, 2017, which is dependent on a number of factors, including whether we can design and enroll trials on a timely basis, the results of such trials, meeting filing deadlines and otherwise meeting FDA expectations for approval of pediatric exclusivity; our ability to successfully develop our pipeline product candidates; whether the FDA accepts proposed clinical trial protocols in a timely manner for additional studies of CUBICIN changes in government or private payor reimbursement for CUBICIN or products competitive with CUBICIN; our ability to protect the proprietary technologies and intellectual property related to CUBICIN and to secure and maintain additional intellectual property for CUBICIN; and a variety of risks common to our industry, including ongoing regulatory review, securing adequate supplies of drug product and drug substance of our products and product candidates on a timely basis, public and investment community perception of the industry, legislative or regulatory changes, and our ability to attract and retain talented employees.  Drug development involves a high degree of risk.  Success in pre-clinical trials or early stage clinical trials does not mean that later stage trials will be successful.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent annual and quarterly reports with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings, which are incorporated in this press release by this reference.

Forward-looking statements speak only as of the date of this release, and Cubist undertakes no obligation to update or revise these statements.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

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Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

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